UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     (a) On February 28, 2006, the Board of Directors (the Board) of Dana Corporation (Dana) approved the Dana Corporation Annual Incentive Plan (the Plan), which is designed to provide performance-based incentives to key employees of Dana and its subsidiaries for 2006 and 2007. Award opportunities under the Plan are available to three groups of employees: “Critical Leaders” designated by the Compensation Committee (the Committee) of the Board, “Key Leaders” designated by the Committee, and “Dana Leaders” designated by the Chief Executive Officer (CEO). Among others, the Committee has designated the CEO and two other executive officers as Critical Leaders and one other executive officer as a Key Leader.
     The award opportunities for all participants are based on performance measures and goals established by the Committee for awards at threshold, target and superior performance levels. For 2006, all participants have corporate financial performance goals. Key Leaders and Dana Leaders with product responsibilities also have product group financial performance goals.
     The amount of the award payments will vary depending on the extent to which the performance goals are achieved. Payments under the Plan for achievement at the target performance level will range from 15% to 200% of the participants’ annual base salaries as of March 1, 2006, depending upon their responsibilities. At this level, the payment to the CEO will be 200% of his salary and the payments to the other three executive officers will range from 80% to 120% of their salaries. Payments at the threshold performance level will be 50% of the target payouts and payments for superior performance will be 200% of the target payouts. There will be no payments to any participants if Dana fails to achieve the threshold corporate financial performance goal(s) established by the Committee.
     Awards will be calculated and paid semi-annually. Payments for the first six months will be based on performance in that period and capped at 100% of the target payout. Payments for the full year will be based on full-year performance and capped at 200% of the target payout, less amounts previously paid for six-month performance, but in no event less than zero. The Committee may make discretionary adjustments to the full-year payments based on the achievement of individual management objectives, provided that such adjustments in the aggregate net to zero. All awards will be paid in cash.
     (b) On March 1, 2006, Dana entered into a Consulting Agreement (the Agreement) with Robert C. Richter in connection with his retirement from Dana, which is discussed below in Item 5.02. The Agreement provides that Mr. Richter will function in an advisory and consulting capacity to Dana for twelve months, with an option for Dana to extend the term for two additional six-month periods. During the term of the Agreement, Dana will pay Mr. Richter a consulting fee of $35,000 per month, plus additional hourly fees if the services requested by Dana exceed 100 hours per month, and will reimburse his out-of-pocket business expenses. Under the Agreement, Mr. Richter has agreed to certain confidentiality, non-disclosure, non-competition, non-disparagement and cooperation obligations. A copy of the Agreement is set out in the attached Exhibit 99.1.
Item 1.03. Bankruptcy or Receivership.
     On March 3, 2006, Dana and forty of its domestic subsidiaries (the Debtors) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) in the United States Bankruptcy Court, Southern District of New York (the Court) (Case No. 06-10354). The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Court. The text of the news release announcing the filings is attached as Exhibit 99.2.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Robert C. Richter, former Chief Financial Officer, retired from Dana on March 1, 2006. Mr. Richter was also a Vice President of Dana and the Chairman of Dana Credit Corporation. He will continue to serve Dana in an advisory and consulting capacity.
8.01. Other Events.
     On March 1, 2006, Dana issued a news release announcing that it would not make the March 1, 2006 interest payments on its 7% Senior Notes due March 1, 2029 and its 6-1/2% Senior Notes due March 1, 2009. The text of the news release is set out in the attached Exhibit 99.3.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
99.1	Consulting Agreement dated March 1, 2006, between Dana Corporation and Robert C. Richter

99.2	Text of Dana Corporation news release dated March 3, 2006

99.3	Text of Dana Corporation news release dated March 1, 2006

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)

Date: March 6, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker
Vice President, General Counsel and Secretary

Exhibit Index

99.1	Consulting Agreement dated March 1, 2006, between Dana Corporation and Robert C. Richter

99.2	Text of Dana Corporation news release dated March 3, 2006

99.3	Text of Dana Corporation news release dated March 1, 2006

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